Peter McNierney Elected Chief Executive Officer of First Albany Companies Inc.
Albany, NY — June 30, 2006 — The Board of Directors of First Albany Companies Inc. (NASDAQ: FACT) today announced the completion of its search for a Chief Executive Officer with the election of Peter McNierney as President and Chief Executive Officer of the company and his appointment to the Board of Directors, effective immediately. Alan Goldberg retired from his position as President and Chief Executive Officer of the company and was named Vice Chairman of the Board.
George McNamee, Chairman of the Board of Directors of the company, said, “The Board has agreed unanimously that Peter is the right person to lead the company in its next phase of development in investment banking and the expansion of our institutional securities business. In the three and a half years Peter has been at the firm, he has lead the equities banking practice to strengthen our corporate client relationships and enhance our execution capabilities, resulting in a nine-fold increase in revenue. Peter’s background in small and mid-cap healthcare and technology banking and his commitment to and understanding of the firm’s value proposition as a whole, make him the best choice for First Albany.”
Mr. McNamee added, “On behalf of the whole Board, I would like to thank Alan Goldberg for his twenty-six years of service to the firm. Alan has presided over the reshaping of this firm from a regional retail brokerage to a national, full-service institutional investment bank with established franchises in Municipal Capital Markets and mortgage-backed trading, and an emerging franchise in Equities. Alan’s new role of Vice Chairman will allow him to concentrate on furthering our leadership position and showing our continued commitment to the Capital Region.” Alan Goldberg said, “Having concluded more than a quarter of a century of day-to-day responsibility at the firm, I am excited at my new role which allows me to focus my efforts on enhancing the firm’s strong relationships in Albany and the State of New York. I believe the best years are still ahead for the firm and look forward to contributing to that success.”
Walter Fiederowicz, the company’s lead outside director, said, “The Selection Committee of the Board conducted a ten-month search process and evaluated a number of outstanding candidates. Ultimately, we determined that Peter’s track record of success on this platform, his ability to attract and retain high-quality professionals and his clear vision of what First Albany can achieve made him the logical choice.”
Mr. McNierney said, “I am very excited about the opportunities ahead of us at First Albany. In its 53 years of independent operation, the firm has assembled remarkable talent within its individual franchises. My goal is to provide each of our Municipal Capital Markets, Descap Securities, Fixed Income Middle Markets and Equities divisions with the resources necessary for success. To that end, we are committed to profitability, providing our professionals with the greatest opportunities for achievement and maintaining an intense focus on client service with the highest levels of ethical conduct.”

Mr. McNierney joined the firm in October of 2002 as Director of Investment Banking. Previously, he was Head of the Healthcare and Communications groups at Robertson Stephens and before that was an officer in the Healthcare group of Smith Barney. Mr. McNierney started his career as a securities attorney at Dewey Ballantine. He has a BA and a JD/MBA from the University of Texas at Austin.
Mr. Fiederowicz said, “We have restructured the firm, downsized its expense base and appointed new leadership and as part of this transition we are embarking on a self-examination with the intent to restructure and to reduce the Board’s size appropriate to the firm’s size and direction.”
In addition to Mr. McNierney’s appointment, the company also announced the reconstitution of the Board of Directors of First Albany Capital Inc., the company’s broker/dealer subsidiary. Kenneth D. Gibbs, Executive Managing Director and Head of Municipal Capital Markets, was appointed as Chair of this Board, which is responsible for submitting a budget for the broker/dealer to the Board of the parent company and for capital allocation decisions within the broker/dealer.
In response to Mr. Gibbs’ appointment, George McNamee said, “The Board wishes to take advantage of Ken’s demonstrated leadership skills to help drive broker/dealer profitability through continued growth in the Municipal Capital Markets division. In his 13 years with the firm, Ken has completed the build-out of the profitable and successful Municipal Capital Markets division into a nationally recognized, profitable business, with top 20 rankings in the senior managed, co-managed and financial advisory sectors.”
Mr. Gibbs, who joined First Albany in 1993 as Head of Public Finance, was named Head of Municipal Capital Markets in 2004, said, “I am looking forward to working with Peter, Alan and the rest of the management team to take advantage of the entrepreneurial talent we have attracted to this platform.” Prior to joining First Albany, Mr. Gibbs worked at Kidder Peabody, First Boston and Lazard Freres. He is a former member of the Municipal Securities Rulemaking Board and a current member of the Executive Committee of the Citizens Budget Commission of New York. He holds a B.A. from Harvard College.
About First Albany
First Albany Companies Inc. (NASDAQ: FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.